Exhibit 10.35

GENERAL RELEASE

This General Release (“Release”) is entered into effective as of January 14, 2019 (the “Effective Date”) between Sphere 3D Corp., a corporation incorporated under the laws of the Province of Ontario and all of its subsidiaries, affiliates, agents or related entities, including but not limited to Overland Storage, Inc., a corporation incorporated under the laws of California (the “Company”), and Eric Kelly, an individual (“Employee”) with reference to the following facts:

1.     Consideration. In consideration of the release and other agreements and covenants of the Employee contained herein, provided that the Employee does not revoke this release within the seven-day period following the Effective Date, the Company shall pay to Employee pursuant to Exhibit A, attached.

2.    Release. Employee, for himself and his heirs, successors and assigns, fully releases and discharges the Company, and each of its and its subsidiaries’ officers, directors, employees, shareholders, attorneys, accountants, other professionals, insurers and agents (collectively, “Agents”), and all entities related to any such party, including, but not limited to, heirs, executors, administrators, personal representatives, assigns, parent, subsidiary and sister corporations, affiliates, partners and co-venturers (collectively, “Related Entities”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, Employee now has, owns or holds or has at any time had, owned or held or may have against the Company, Agents or Related Entities from any source whatsoever, whether or not arising from or related to the facts recited in this Release. Employee specifically releases and waives any and all claims arising under any express or implied contract, rule, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the California Fair Employment and Housing Act, the California Labor Code and the Age Discrimination in Employment Act, as amended (“ADEA”). Employee acknowledges that the Company has paid Employee all wages, bonuses, accrued unused vacation pay (except as otherwise set forth on (Exhibit A) options, benefits and monies owed by the Company to Employee, other than wages earned for the payroll period (ending November 15, 2018). This release does not waive any claims for (a) indemnification and/or payment of related expenses under (i) any applicable law and/or (ii) the Company’s bylaws or articles of incorporation; (b) Employee’s ownership of any Company stock, vested stock units or stock options, and/or Employee’s rights as an existing shareholder of the Company; (c) any rights Employee has under any applicable stock option plan of the Company and/or any stock option, stock unit, stock purchase or other stockholder agreements with Company; (d) any vested rights or claims Employee may have under any Company-sponsored benefit plans (including without limitation, any medical, dental, disability, life insurance or retirement plans); (e) any rights Employee may have to obtain continued health insurance coverage or other benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and/or any similar state law; (f) any claims Employee may have against the Company for reimbursement of business or other expenses incurred in connection with Employee’s employment with Company (which expenses are not in excess of $1,000); or (g) any other claim which as a matter of law cannot be waived. For the avoidance of doubt, this release releases any and all claims for severance pay, including without limitation, any and all rights under that certain Retention Agreement by and between the Company and Employee (the “Agreement”), except as set forth in Exhibit A hereto. Notwithstanding anything to the contrary herein, nothing in this Release prohibits Employee from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Employee does waive, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Employee’s behalf arising out of any claim released pursuant to this Release. For clarity, and as required by law, such waiver does not prevent Employee from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Employee acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993. Employee represents and warrants to the Company that he has not heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof.

3.     Section 1542 Waiver. This Release is intended as a full and complete release and discharge of any and all claims that Employee may have against the Company, Agents or Related Entities. In making this release, Employee intends to release each of the Company, Agents and Related Entities from liability of any nature whatsoever for any claim of damages or injury or for equitable or declaratory relief of any kind, whether the claim, or any facts on which such claim might be based, is known or unknown to her. Employee expressly waives all rights under Section
1542 of the California Civil Code, which Employee understands provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HERFAVORAT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee acknowledges that he may discover facts different from or in addition to those that he now believes to be true with respect to this Release. Employee agrees that this Release shall remain effective notwithstanding the discovery of any different or additional facts.
4.     ADEA Waiver. Employee expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Release. Employee further expressly acknowledges and agrees that:

(a)     In return for this Release, he will receive consideration beyond that which he was already entitled to receive before executing this Release;

(b)     He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

(c) He was given a copy of this Release on December 3, 2018, and informed that he had twenty-one (21) days within which to consider this Release and that if he wished to execute this Release prior to the expiration of such 21-day period he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Release; and that such twenty-one (21) day period to consider this Release would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Release in such twenty-one (21) day period after he received it;

(d)     He was informed that he had seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Employee elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Employee exercises this revocation right, neither the Company nor Employee will have any obligation under this Release. Any notice of revocation should be sent by Employee in writing to the Company’s Board of Directors (attention Vic Mahadevan, lead director, by email to vic.mahadevan@gmail.com), so that it is received within the seven-day period following execution of this Release by Employee.

(e)     Nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.     No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Employee acknowledges that he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

6.     Governing Law. This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California.

7.     Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

8.     Counterparts. This Release may be executed simultaneously in one or more original, facsimile, or .PDF counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Release may be executed by facsimile, with originals to follow by overnight courier.

9.     Dispute Resolution Procedures. Employee and the Company agree to arbitrate any claim or dispute (“Dispute”) arising out of or in any way related to this Release, the employment relationship between the Company and Employee or the termination of Employee’s employment, except as provided in Section 9.1, to the fullest extent permitted by law. Except as provided in Section 9.1, this method of resolving Disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided herein, they are giving up their rightsto have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by an arbitrator.

9.1 Scope of the Agreement. A Dispute shall include all disputes or claims between Employee and Company arising out of, concerning or relating to Employee’s employment by Company, including, without limitation: claims for breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, or common law, to the fullest extent permitted by law. A Dispute shall not include any dispute or claim, whether brought by either Employee or Company, for: (a) workers’ compensation or unemployment insurance benefits; or (b) the exclusions from arbitration specified in the California Arbitration Act, California Code of Civil Procedure section 1281.8. For the purpose of this Section 9, references to “Company” include Company and all related or affiliated entities and their employees, supervisors, officers, directors, owners, shareholders, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, and the successors and assigns of any of them, and this Section 9 shall apply to them to the extent that Employee’s claims arise out of or relate to their actions on behalf of Company.

9.2 Consideration. The parties agree that their mutual promise to arbitrate any and all disputes between them, except as provided in Section 9.1, rather than litigate them before the courts or other bodies, provides adequate consideration for this Section 9.

9.3 Initiation of Arbitration. Either party may initiate an arbitration proceeding by providing the other party with written notice of any and all claims forming the basis of such proceeding in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.

9.4 Arbitration Procedure. The arbitration will be conducted by JAMS pursuant to its Rules for the Resolution of Employment Disputes in Santa Clara, California by a single, neutral arbitrator. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, as applicable to the cause of action, and only such power. The arbitrator shall issue a written and signed statement of the basis of the arbitrator’s decision, including findings of fact and conclusions of law. The parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

9.5 Costs of Arbitration. If Employee initiates arbitration against the Company, Employee must pay a filing fee equal to the current filing fee in the appropriatecourt had Employee’s claim been brought there, and the Company shall bear the remaining costs of the filing fees and arbitration forum, including arbitrator fees, case management fees, and forum hearing fees (the “Arbitration Fees”). If the Company initiates arbitration against Employee, the Company shall bear the entire cost of the Arbitration Fees. (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which Employee would have been required to bear had the matter been filed in a court.) The arbitrator may award attorneys’ fees and costs to the prevailing party, except that Employee shall have no obligation to pay any of the Arbitration Fees even if Company is deemed the prevailing party. If there is any dispute as to whether the Company or Employee is the prevailing party, the arbitrator will decide that issue. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines that such fee would cause undue hardship on the party. At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.

9.6 Governing Law. All Disputes between the parties shall be governed, determined and resolved by the internal laws of the State of California, including the California Arbitration Act, California Code of Civil Procedure 1280 et seq.

9.7 Discovery. The parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

10. Entire Agreement. This Release constitutes the entire agreement of the parties with respect to the subject matter of this Release, and supersedes all prior and contemporaneous negotiations, agreements and understandings between the parties, oral or written, including, without limitation, the Agreement, between the Company and Employee.

11. Modification: Waivers. No modification, termination or attempted waiver of this Release will be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.
12.     Amendment. This Release may be amended or supplemented only by a writing signed by Employee and the Company.

Dated: February 15, 2019            /s/ Eric Kelly

Printed Name: Eric Kelly

Agreed and Acknowledged:

Sphere 3D Corp.

/s/ Peter Tassiopoulos                Date: February 4, 2019
Name: Peter Tassiopoulos
Title: CEO

Exhibit A

•
Employee was granted RSUs of the Company. Acceleration of vesting of entire unvested portion of the following Restricted Stock Units initially granted to Employee by the Board of Directors of the Company on the dates indicated below:

Date of Grant of RSU	Total RSUs	Vested as of Date of this Agreement	Unvested as of Date of this Agreement, and Accelerated pursuant to the terms hereof

12/18/2017	35,937	5,990	29,947

•	A cash amount equal to $160,000 less applicable withholdings. Such payment shall be paid monthly for 24 months to Employee upon execution of the general release.